Exhibit 4




Dated: 19 January 2005                                    EXECUTION COPY

Subscription Agreement
between

PCCW Limited
as Company



China Netcom Group Corporation (BVI) Limited

as Subscriber


and

China Network Communications Group Corporation
[GRAPHIC OMITTED]
as China Netcom


relating to



shares in the capital of PCCW Limited


[GRAPHIC OMITTED][GRAPHIC OMITTED]

35th Floor Cheung Kong Center 2 Queen's Road Central Hong Kong T (852) 2868 1131 F (852) 2810 5040 DX 009121 Central 113 April 1999

                                   CONTENTS

1.   Definitions and Interpretation...........................................1

2.   Agreement to Subscribe...................................................4

3.   Conditions of the Subscription...........................................5

4.   Completion of the Subscription...........................................6

5.   Representations, Warranties and Undertakings of the Company..............9

6.   Representations, Warranties and Undertakings of the Subscriber
     and China Netcom........................................................11

7.   The Group's operations in the PRC........................................15

8.   Certain Company Undertakings.............................................16

9.   Guarantee................................................................25

10.  No "acting in concert"...................................................26

11.  Confidentiality..........................................................26

12.  Announcements............................................................27

13.  Notices..................................................................28

14.  Waiver of Immunity.......................................................29

15.  Law and Arbitration......................................................30

16.  Contracts (Rights of Third Parties) Act 1999.............................30

17.  Provisions Relating to this Agreement....................................30

SCHEDULE 1 : THE COMPANY WARRANTIES...........................................33

SCHEDULE 2 :  LIMITATIONS ON THE COMPANY'S LIABILITY..........................36

THIS AGREEMENT is dated 19 January 2005 and made
--------------

BETWEEN:
-------

(1) PCCW LIMITED, (the "Company"), a company incorporated in Hong Kong with limited liability and whose registered office is at 39th Floor, PCCW Tower, TaiKoo Place, 979 King's Road, Quarry Bay, Hong Kong;

(2) CHINA NETCOM GROUP CORPORATION (BVI) LIMITED, (the "Subscriber"), a company incorporated in the British Virgin Islands and whose registered office is at P.O. Box 3140, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (Business registration number 341457); and

(3)      CHINA NETWORK COMMUNICATIONS GROUP CORPORATION
         [GRAPHIC OMITTED], ("China Netcom"), a
         state-owned enterprise established under the laws of the People's Republic of China and whose registered office is at No.1 Beihuan Donglu, Beijing Development Area, Beijing 100176, PRC.

Background:

(A) At the date of this Agreement, the Company has an authorised share capital of HK$1,600,000,000 divided into 6,400,000,000 Shares, of which 5,374,287,061 Shares have been issued and are fully paid up.

(B)      All of the issued Shares are currently listed on the Stock Exchange.

(C) The Company has agreed to issue and the Subscriber has agreed to subscribe for the Subscription Shares on the terms and subject to the conditions set out in this Agreement.

(D) China Netcom has agreed to guarantee the obligations of the Subscriber under this Agreement.

THE PARTIES AGREE THAT:

1.       Definitions and Interpretation
         ------------------------------

1.1      Definitions

         In this Agreement (including the recitals above), the following expressions shall, unless the context requires otherwise, have the following meanings:

         "Articles" means the Articles of Association of the Company;

         "associate" has the meaning ascribed to it in the Listing Rules;

         "Authority" means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction and whether supranational, national, regional or local;

         "Board" means the board of directors of the Company;

         "Broadcasting Ordinance" means the Broadcasting Ordinance (Chapter 562 of the Laws of Hong Kong);

         "Business Day" means any day (excluding a Saturday) on which banks generally are open for business in Hong Kong;

         "CNC Group" means China Netcom and its Subsidiaries and "member of the CNC Group" shall be construed accordingly;

         "CNC HK" means China Netcom Group Corporation (Hong Kong) Limited, a Subsidiary of China Netcom, the shares of which are listed on the Stock Exchange;

         "Completion Date" means the second Business Day after the date upon which the last of the Conditions (except such Conditions which are expressed to be satisfied on or as at the Completion Date) has been satisfied or, where applicable, waived provided that it shall be a date no later than 15 June 2005, or such other time and/or date as the Parties may agree in writing;

         "Companies Ordinance" means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

         "Company Warranties" means the representations and warranties to be given by the Company set out in Schedule 1;

         "Conditions" means the conditions to completion of the Subscription set out in Clause 3.1;

         "Data Room" means the copy documents relating to the affairs of the Group to which the Subscriber has been afforded access and which are listed in the index to the Data Room provided to the Subscriber;

         "Disclosure Letter" means the letter dated the date hereof written and delivered by or on behalf of the Company to the Subscriber;

         "Disqualified Person" means a person who is, or who is considered by the Broadcasting Authority of Hong Kong to constitute, a "disqualified person" within the meaning of the Broadcasting Ordinance;

         "Encumbrances" means liens, charges and encumbrances, claims, options and third party rights;

         "Group" means the Company and its Subsidiaries and the expression "member of the Group" shall be construed accordingly;

         "Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China;

         "HK$" means Hong Kong dollars, the lawful currency of Hong Kong;

         "Listing Rules" means the Rules Governing the Listing of Securities on the Stock Exchange and the expression "Listing Rule" shall be construed accordingly;

         "Parties" means the named parties to this Agreement and their respective successors and permitted assigns and the expression "Party" shall be construed accordingly;

         "PRC" means the People's Republic of China excluding Hong Kong, the Macau Special Administrative Region of the People's Republic of China and Taiwan;

         "PRC Business Development Committee" shall have the meaning ascribed thereto in clause 7.1;

         "PRC Operations" shall have the meaning ascribed thereto in clause
         7.1;

         "Principal Officer" means a person who is, or is considered by the Broadcasting Authority of Hong Kong to constitute, a "principal officer" within the meaning of the Broadcasting Ordinance;

         "Proceedings" means any legal action or proceedings, including arbitration, in connection with this Agreement;

         "SFC" means the Securities and Futures Commission of Hong Kong;

         "SFO" means the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong);

         "Shares" means shares of HK$0.25 each in the capital of the Company;

         "Stock Exchange" means The Stock Exchange of Hong Kong Limited;

         "Subscription" means the subscription by the Subscriber for the Subscription Shares on the terms and subject to the conditions set out in this Agreement;

         "Subscription Announcement" means the press announcement in agreed form to be issued jointly by the Company and China Netcom in substantially such form immediately following the execution of this Agreement (or with such amendments as agreed by the Parties or as may be required by the SFC and/or the Stock Exchange);

         "Subscription Price" means HK$5.90 per Subscription Share;

         "Subscription Shares" means 1,343,571,766 new Shares;

         "Subsidiary" has the same meaning as in Section 2 of the Companies Ordinance as at the date hereof;

         "Substantial Shareholders" means Pacific Century Regional Developments Limited, Pacific Century Group Holdings Limited and Pacific Century Diversified Limited and "Substantial Shareholder" means any one of them;

         "Substantial Shareholders Anti-Dilution Agreements" means the agreements dated the date hereof entered into between the Company and each Substantial Shareholder and pursuant to which each Substantial Shareholder has been granted anti-dilution rights substantially similar to those rights to be granted to the Subscriber pursuant to clause 8.5 of this Agreement (subject in each case to approval by the shareholders of the Company as referred to in clause 3.1(A) below);

         "Takeovers Code" means the Hong Kong Code on Takeovers and Mergers;
         and

         "US$" means United States dollars, the lawful currency of the United States of America.

1.2      Construction and Certain References

         In this Agreement:

         (A) any reference to a document being "in agreed form" means in the form of the document or the draft thereof signed for identification on behalf of the Parties (and such other parties as may be relevant) with (in the case of a draft) such alterations (if any) as may be agreed between the Parties (and such other parties as may be relevant);

         (B) references to the singular shall include the plural and vice versa and references to the masculine, the feminine and the neuter shall include each other such gender;

         (C) "person" includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

         (D) "company" includes any body corporate, wherever incorporated or existing;

         (E) references to recitals, clauses, sub-clauses and schedules are references to the recitals, clauses and sub-clauses of, and schedules to, this Agreement;

         (F) (save as otherwise expressly stated herein), references to any statute, statutory provision, Listing Rule or rule of the Takeovers Code includes a reference to that statute, statutory provision, Listing Rule or rule of the Takeovers Code as from time to time, amended, extended or re-enacted;

         (G) all references in this Agreement in relation to any time, date or period shall mean Hong Kong time;

         (H) words introduced by the word "other" shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

         (I) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the word "including" shall be construed without limitation.

1.3      Headings

         Headings are inserted for convenience only and shall not affect the interpretation of this Agreement.

2.       Agreement to Subscribe
         ----------------------

2.1      Subscription

         The Subscriber agrees to subscribe for, and the Company agrees to issue, the Subscription Shares at the Subscription Price, free from Encumbrances on the terms and subject to the conditions set out in this Agreement.

2.2      Subscription Shares

         The Company agrees that the Subscription Shares will, when fully paid, rank pari passu in all respects with the other Shares in issue or to be issued by the Company on or prior to the Completion Date with the right to all dividends and other distributions declared or resolved to be paid at any time on or after the date of allotment.

3.       Conditions of the Subscription
         ------------------------------

3.1      Conditions

         Completion of the Subscription is conditional upon:

         (A) the passing by the shareholders of the Company (being such shareholders as are allowed to vote under the Listing Rules or permitted by the Stock Exchange to vote) at an extraordinary general meeting of the Company of a resolution in agreed form (or with such changes as are required by the Stock Exchange or the SFC) to:

                  (1) increase the authorised share capital of the Company to HK$2,500,000,000 comprising of 10,000,000,000
                         Shares;

                  (2) grant to the directors of the Company a specific mandate to allot, issue and deal with the Subscription Shares; and

                  (3) approve the anti-dilution rights granted in favour of China Netcom contained in clause 8.5 below and the anti-dilution rights granted in favour of each of the Substantial Shareholders pursuant to the Substantial Shareholders Anti-Dilution Agreements;

         (B)      (1)    listing of and permission to deal in all the
                         Subscription Shares being granted by the Listing
                         Committee of the Stock Exchange; and

                  (2) the listing and permission referred to in Condition 3.1(B)(1) not subsequently being revoked prior to the Completion Date;

         (C) delivery by the Subscriber to the Company on the Completion Date of a legal opinion from British Virgin Islands counsel relating to, among other things, the capacity and authority of the Subscriber to enter into this Agreement and perform its obligations hereunder, such opinion to be in form and substance satisfactory to the Company;

         (D) delivery by China Netcom to the Company on the Completion Date of a legal opinion from PRC counsel relating to, among other things, the capacity and authority of China Netcom to enter into this Agreement and perform its obligations hereunder and the governmental, regulatory or similar consents required from any Authority of the PRC required by the Subscriber and/or China Netcom to enter into, and to perform their respective obligations under this Agreement, such opinion to be in form and substance satisfactory to the Company;

         (E) the obtaining by China Netcom of such consent or approval of a PRC governmental body or regulatory authority as is required for China Netcom and the Subscriber to enter into and perform their obligations under this Agreement; and

         (F) none of the Company Warranties being found to be, or no event occurring or matter arising which renders any of the Company Warranties, untrue or incorrect in any material respect on and as at the Completion Date (and, but without prejudice to any other rights of any of the Parties under this Agreement, for the purposes of this sub-clause, a Company Warranty will be deemed to be untrue or incorrect in a material respect if the liability of the Company from the resulting claim would be in excess of US$100 million).

3.2      Fulfilment

         (A) The Subscriber and China Netcom shall use their reasonable endeavours to procure the fulfilment of the Conditions in clauses 3.1(C), 3.1(D) and 3.1(E), and in the case of the Condition in clause 3.1(E), shall notify the Company immediately upon the satisfaction thereof.

         (B) The Company shall use its reasonable endeavours to procure the fulfilment of the Condition in clauses 3.1(A) and 3.1(B).

         (C) The Company, China Netcom and the Subscriber shall each use its respective reasonable endeavours to procure the fulfilment of the Condition in clause 3.1(A) and in particular shall furnish such information, supply such documents, give such undertakings and do all such acts and things as may reasonably be required by each other, the SFC, the Stock Exchange and/or any Authority in connection with the fulfilment of such Conditions.

         (D) Should any Party become aware of anything which will or is reasonably likely to prevent any of the Conditions from being satisfied, it shall forthwith disclose the same to the others.

3.3      Non-Fulfilment

         (A) The Condition in clause 3.1(F) may be waived by the Subscriber. The Conditions in clauses 3.1(C) and 3.1(D) may be waived by the Company.

         (B) If the Conditions (except such Conditions which are expressed to be satisfied on or as at the Completion Date) are not each fulfilled or waived in writing by the relevant Party on or before 13 June 2005 or such later date as may be agreed between the Company and the Subscriber, this Agreement shall terminate and none of the Parties will have any claim against the other for costs, damages, compensation or otherwise save for any antecedent breach (including, for the avoidance of doubt, any breach of clauses 3.2 or 6).

4.       Completion of the Subscription
         ------------------------------

4.1      Company's Obligations

         Subject to the fulfilment of the Conditions and subject to the performance by the Subscriber of its obligations under clause 4.2, completion of the Subscription shall take place at the offices of the Company (or at such other place as may be agreed upon in writing by the Parties) on the Completion Date, at which time the Company shall:

         (A) allot and issue to the Subscriber the Subscription Shares and shall promptly thereafter register the Subscriber as a member of the Company and shall cause to be delivered to the Subscriber definitive certificates of title in respect thereof in the name of the Subscriber in board lots (as nearly as practicable);

         (B) procure that the following appointments be made, effective on the Completion Date:

                  (1) Mr. Zhang Chunjiang, Dr. Tian Suning and Dr. Fan Xingcha as members of the Board;

                  (2) Mr. Zhang Chunjiang as an additional deputy chairman of the Board; and

                  (3) each of the persons named in the left column below as a member of the committee referred to in the right column opposite his/her name:

                         Dr. Tian Suning          The Executive Committee

                         Dr. Fan Xingcha          The Finance and Management
                                                  Committee

                         Dr. Tian Suning          The Remuneration Committee

                         Mr. Zhang Chunjiang      The Nomination Committee

                         Mr. Zhang Chunjiang      The Regulatory Compliance
                                                  Committee

                         Dr. Tian Suning and      PRC Business Development
                                                  Committee
                         Dr. Fan Xingcha

         (C) procure a resolution of the Board to be passed confirming the Company's intention that it shall, during the 18 month period commencing on the Completion Date, explore opportunities for expanding the PRC Operations and that, subject to satisfaction of the Group's capital investment approval procedures and the identification of appropriate investment opportunities, it presently intends to seek to invest up to HK$5 billion in expanding its PRC Operations;

         (D) deliver to the Subscriber certified copies of the resolution passed by the Shareholders of the Company pursuant to clause 3.1(A);

         (E) deliver to the Subscriber certified copies of the resolutions of the directors of the Company (or a committee) allotting the Subscription Shares pursuant to clause 4.1(A), making the appointments pursuant to clause 4.1(B) and confirming the Company's intentions in relation to the expansion of the PRC Operations pursuant to clause 4.1(C);

         (F) deliver to the Subscriber a certificate in agreed form confirming, amongst other things, that there has been no material adverse change since 30 September 2004 and a letter from the Company in agreed form confirming the intention to reduce the number of directors on the Board; and

         (G) deliver a certified true copy of the permission from the Listing Committee of the Stock Exchange referred to in clause 3.1(C).

4.2      Subscriber's Obligations

         At completion of the Subscription the Subscriber shall make or procure the making of payment to the Company, in same day cleared funds, of the aggregate Subscription Price of the Subscription Shares, to the bank account nominated for that purpose by the Company not less than three Business Days prior to the Completion Date, or in such other manner as may be agreed in writing between the Parties.

4.3      Failure to Complete

         If the provisions of clause 4.2 are not complied with by the Subscriber, the Company may defer completion of the Subscription to a date determined at the Company's sole discretion or terminate this Agreement without liability of any kind and without prejudice to any rights the Company has against any other Party in respect of any antecedent breach of this Agreement.

4.4      Alternate Subscriber

         (A) Provided that the Subscriber gives written notice in accordance with clause 4.4(B), the Subscriber shall be entitled to assign all (but not part only) of its rights in and to this Agreement (including the right to subscribe for and be issued and allotted the Subscription Shares at completion of the Subscription and the rights and benefit of and to the Company Warranties) to a company which is wholly-owned by the Subscriber (the "Alternate Subscriber"), provided that:

                  (1) at completion of the Subscription the Alternate Subscriber is a wholly-owned subsidiary of the Subscriber and an indirect wholly-owned subsidiary of China Netcom;

                  (2) on or before the Completion Date, the Alternate Subscriber enters into and delivers to China Netcom and to the Company an agreement in a form satisfactory to the Company undertaking to comply with the obligations of the Subscriber under this Agreement (including giving representations and warranties relating to itself similar to those contained in clause 6 of their Agreement relating to the Subscriber);

                  (3)    the legal opinion referred to in clause 3.1(C) and
                         (D) shall also relate to the Alternate Subscriber and the agreement referred to in paragraph (2) above; and

                  (4) the Subscriber shall remain liable for any breach by it of this Agreement prior to such assignment, and shall remain bound to perform and comply with all its covenants, undertakings and obligations under this Agreement.

         (B) If the Subscriber intends to assign its rights and interest in and to this Agreement pursuant to clause 4.4(A), the Subscriber shall notify the Company in writing of its intention to do so not less than five Business Days prior to the Completion Date. For the avoidance of doubt, the Subscriber shall not be entitled to assign, transfer or otherwise dispose of all or any of its obligations under this Agreement. If the Subscription Shares are issued and allotted to an Alternate Subscriber pursuant to this clause, the references to the "Subscriber" in clauses 4.1, 6.3(B), 8.5(M), 8.7(A) and 8.7(B) shall be deemed thereafter to refer to the "Alternate Subscriber", and references to "Subscriber" in clause 6.4 shall be deemed to refer to both the Subscriber and Alternate Subscriber.

5.       Representations, Warranties and Undertakings of the Company
         -----------------------------------------------------------

5.1      Representations and Warranties of the Company

         (A) The Company hereby warrants and represents, to and for the benefit of the Subscriber in the terms of the Company Warranties set out in Schedule 1, subject to the provisions of this Agreement and in particular the exclusions and limitations in Schedule 2.

         (B) The Company Warranties are given subject to facts and matters disclosed in or by this Agreement, the Disclosure Letter and every document contained in the Data Room and the Subscriber shall accordingly have no claim in respect of any of the Company Warranties in relation to any fact or matter so disclosed.

         (C) Any matter which would be or give rise to a breach of any of the Non-Accounts Warranties but for an express exclusion from, or qualification or limitation to, the terms of such Non-Accounts Warranty (whether such exclusion, qualification or limitation is in respect of the awareness of the Company, materiality, or any other matter) shall be deemed not to be or give rise to a breach of any of the Accounts Warranties. For this purpose, the "Accounts Warranties" are the Company Warranties set out in paragraphs 2, 3 and 13 of Schedule 1 and the "Non-Accounts Warranties" are all the Company Warranties other than the Accounts Warranties.

         (D) Each of China Netcom and the Subscriber acknowledges that it has not been induced to enter into this Agreement by, and that it does not in connection with this Agreement or its subject matter rely on, any representation, warranty, promise or assurance by the Company or any other person save for those contained in this Agreement. Each of China Netcom and the Subscriber agrees that it shall have no right or remedy in respect of, and shall not in connection with any claim arising in relation to this Agreement or its subject matter, plead or assert the making or existence of, any representation, warranty, promise or assurance by the Company or its directors, employees, advisers or any other person save for those herein contained. Neither China Netcom nor the Subscriber shall have any right to rescind or terminate this Agreement and the only remedy of China Netcom and the Subscriber shall be damages for breach of this Agreement.

         (E) The Subscriber shall be entitled to claim both before and after completion of the Subscription that any of the Company Warranties has or had been breached or is or was misleading and, without limitation, to claim under any covenant even if the Subscriber and/or China Netcom knew or could have discovered on or before Completion that the Company Warranty in question had been breached or was misleading and Completion shall not in any way constitute a waiver of any of the Subscriber's rights. Notwithstanding the preceding sentence, each of China Netcom and the Subscriber warrants and undertakes to the Company that, at the time of entering into this Agreement, neither China Netcom nor the Subscriber is aware of any facts or circumstances which will or may entitle the Subscriber to make a claim under any of the Company Warranties.

         (F) The Subscriber and China Netcom acknowledge that neither the Company nor any of its directors, shareholders, employees or advisers owes to the Subscriber or China Netcom any duty of care in relation to the subject matter of this Agreement or any matter connected with it. Nothing in this sub-clause shall restrict or impair the rights of the Subscriber and/or China Netcom under this Agreement, or in the event of fraud by any of the Company or any of its directors, shareholders, employees or advisers.

         (G) The Company makes no representation or warranty to the Subscriber as to the completeness, truth or accuracy of the matters disclosed in the Disclosure Letter or in the Data Room other than the 2003 Accounts, the 30 September Accounts and the Previous Announcements (as such terms are defined in Schedule 1 and in respect of which the warranties in paragraphs 2, 3 and 4 of Schedule 1 apply) provided always that nothing in this sub-clause (G) shall exclude or limit any claim under or in respect of the Company Warranties.

         (H) Notwithstanding any provision in this Agreement to the contrary, nothing in this clause 5.1 shall exclude or affect any right or remedy available to the Subscriber (or, if relevant, China Netcom) in respect of fraud. China Netcom and the Subscriber acknowledges that their legal advisers have explained to each of them the effect of this clause 5.1 and Schedule 2.

         (I) The Company undertakes to disclose in writing to the Subscriber anything which will be or is reasonably likely to be a breach of any of the Company Warranties on and as at the Completion Date promptly after such thing comes to its notice both prior to and on the Completion Date. The Company agrees to promptly provide such information as may be reasonably requested by the Subscriber, from the date hereof until the Completion Date, in order to enable the Subscriber to assess whether a breach of the Company Warranty will occur on the Completion Date.

         (J) Each of the Company Warranties shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to or inference from the terms of any other Company Warranty or any other term of this Agreement.

         (K) The Subscriber agrees and acknowledges that the Company will not be liable for any claim for any breach of the Company Warranties if and to the extent that the claim results from any act or circumstance which is carried out or arises as a result of the entering into of, or the performance by the Company of its obligations under, this Agreement.

5.2      Period

         Save as expressly provided otherwise, the representations and warranties set out in Schedule 1 are given as at the date hereof and shall be deemed to be repeated by the Company on the Completion Date as if given or made on such date, with reference in each case to the facts and circumstances then subsisting.

5.3      Claims against parties other than the Company

         Each of China Netcom and the Subscriber agrees and undertakes that (save in respect of fraud) it has no rights against and shall not make any claim against any Subsidiary of the Company or any present or former employee, director, shareholder, agent, officer or adviser of any member of the Group in connection with this Agreement or its subject matter.

6.       Representations, Warranties and Undertakings of the Subscriber and
         China Netcom
         ------------------------------------------------------------------

6.1      Subscriber/China Netcom Warranties

         The Subscriber (in relation to itself only) and China Netcom each hereby undertakes, represents and warrants to the Company as follows:

         (A) As at the date of this Agreement it has (subject to the obtaining by China Netcom of the approval of the PRC State Council), and on the Completion Date it will have, the full right, power and authority to enter into, and to perform its obligations under, this Agreement and this Agreement constitutes its legal, valid and binding obligations enforceable in accordance with its terms.

         (B) As at the date of this Agreement it has (subject to the obtaining by China Netcom of the approval of the PRC State Council), and on the Completion Date it will have, obtained all governmental, regulatory or similar consents required from any Authority, authorities, approvals and permissions required to enter into, and to perform its obligations under, this Agreement and there are no regulatory or administrative obstacles to the remittance of the Subscription monies to the Company in Hong Kong in accordance with the terms of this Agreement.

         (C) China Netcom is the legal and beneficial owner of the whole of the issued share capital of the Subscriber, and the Subscriber is the legal and beneficial owner of all the issued shares in CNC HK held by the CNC Group.

         (D) The execution, delivery and performance by it of this Agreement does not and will not result in a material breach of any provision in its memorandum or articles of association or other constitutional documents.

         (E) No order has been made and no resolution has been passed for the winding up of the Subscriber or China Netcom (as the case may be) or for a provisional liquidator to be appointed in respect of it and no petition has been presented and no meeting has been convened for the purposes of winding up the Subscriber or China Netcom (as the case may be).

         (F) No administration order has been made and no petition for such an order has been presented in respect of the Subscriber or China Netcom (as the case may be).

         (G) No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Subscriber or China Netcom (as the case may be).

         (H) It is not insolvent or unable to pay its debts and has not stopped paying its debts as they fall due.

         (I) No event analogous to any described in paragraphs (E) to (H) has occurred in or outside the PRC with respect to the Subscriber or China Netcom (as the case may be).

         (J) All statements of fact relating to the CNC Group contained in the Subscription Announcement are true and accurate in all material respects and not misleading in any material respect in the form and context in which they appear, all expressions of opinion, intention or expectation contained therein (which are stated to be held or expressed by any member of the CNC Group) are made on reasonable grounds and are truly and honestly held by the directors of the relevant member of CNC Group and are fairly based, and there are no other facts relating to the CNC Group omitted the omission of which makes any such statement or expression in the Subscription Announcement misleading in any material respect or which are or can reasonably be expected to be material in the context of the Subscription.

         (K) Under the laws of the PRC, neither China Netcom nor any of its properties, assets or revenues are entitled to any right of immunity on the grounds of sovereignty from any legal action, suit or proceedings, from set-off or counter claim, from the jurisdiction of any court or arbitral tribunal, from service of process, from attachment prior to or in aid of execution of judgment or arbitral award, or from other legal process or proceedings for the giving of any relief or for the enforcement of any judgment or arbitral award.

         (L) None of China Netcom, the Subscriber, and none of their respective directors (or equivalent) or Principal Officers, is a Disqualified Person.

6.2      Repetition of Subscriber/China Netcom Warranties, etc

         (A) The representations and warranties set out in clause 6.1 are given as at the date hereof and shall be deemed to be repeated by the Subscriber and China Netcom on the Completion Date as if given or made on such date, with reference in each case to the facts and circumstances then subsisting.

         (B) Each of China Netcom and the Subscriber undertakes to disclose in writing to the Company anything which will be or is reasonably likely to be a breach of any of the representations and warranties set out in clause 6.1 on and as at the Completion Date promptly after such thing comes to its notice both prior to and on the Completion Date. Each of China Netcom and the Subscriber agrees promptly to provide such information as may be reasonably requested by the Company, from the date hereof until the Completion Date, in order to enable the Company to assess whether a breach of any representations and warranties set out in clause 6.1 will occur on the Completion Date.

6.3      Other Undertakings of Subscriber and China Netcom

         (A) Each of the Subscriber and China Netcom undertakes that it will, both prior to and following the Completion Date, furnish such information, supply such documents, give such undertakings and do all such acts and things as may reasonably be required by the Company to:

                  (1)    facilitate the satisfaction of the Conditions;

                  (2) facilitate the obtaining by the Group of all consents, approvals and confirmations that may be required from any Authority in connection with this Agreement; and/or

                  (3) enable the Company to perform its obligations under this Agreement.

         (B) China Netcom undertakes that it will remain at all times the direct or indirect holder of the entire issued share capital of the Subscriber provided that China Netcom may dispose to one or more third parties of not more than an aggregate of 25 per cent. (25%) of its direct or indirect interest in the issued share capital of the Subscriber provided that:

                  (1) any relevant third party which acquires an interest in the Subscriber ("Subscriber Investor") is not a Disqualified Person; and

                  (2) China Netcom will, after such disposal, retain voting control of the Subscriber and will also retain the direct or indirect right to appoint a majority of the board of directors of the Subscriber; and

                  (3) none of the Subscriber Investors shall have any right or understanding or arrangement (whether formal or informal) to nominate any person as a director of the Company.

6.4      Matters relating to the Broadcasting Ordinance

         General obligation - directors and Principal Officers of the Company/
                              Subscriber

         (A) China Netcom undertakes that it will not nominate any person who is a Disqualified Person as a director or Principal Officer of the Company. Each of China Netcom and the Subscriber undertakes that it will not nominate or appoint any person who is a Disqualified Person as a director or Principal Officer of the Subscriber.

         Certain proposed changes

         (B)      If:

                  (1) China Netcom proposes to nominate any person to replace any of the appointments made under clause 4.1(B); or

                  (2) China Netcom or the Subscriber proposes any change to the directors or Principal Officers of the Subscriber; or

                  (3) China Netcom or the Subscriber proposes to introduce a Subscriber Investor or if either of them proposes any change, or is aware of any proposed change, in the shareholders of the Subscriber and their respective interests in the Subscriber,

                  China Netcom and the Subscriber shall promptly provide such information as the Company may reasonably request to enable the Company to deal with such issues (if any) as may arise in connection with the Broadcasting Ordinance and/or the Group's licences issued under the Broadcasting Ordinance.

         (C) If the Company reasonably considers that a "disqualified person" issue will arise under the Broadcasting Ordinance as a result of any of the proposals referred to in clause 6.4(B)(1) to (3), the Company is not obliged to procure that China Netcom's proposed replacement Board nominee(s) is/are appointed (notwithstanding clause 8.6, but without prejudice to China Netcom's rights under clause 8.6 to nominate another person as a replacement Board nominee and to the Company's obligations thereunder in respect of such other nominee), and China Netcom and the Subscriber shall not make or permit to occur any of the changes referred to in clause 6.4(B)(2) and/or (3), until all information concerning such nominee(s) or Subscriber Investor(s) (as applicable) as is required by the Broadcasting Authority and the Chief Executive in Council has been provided to them, and the Broadcasting Authority and the Chief Executive in Council have confirmed in writing that the relevant person(s) (or, if applicable, the Subscriber Investor(s)) is/are not Disqualified Person(s).

         Changes in circumstances resulting in Disqualified Person issues

         (D)      If at any time any of:

                  (1)    China Netcom;

                  (2)    the Subscriber;

                  (3) the directors (or equivalent) or Principal Officers of China Netcom or of the Subscriber;

                  (4) the persons nominated by China Netcom as directors of the Company;

                  (5)    a Subscriber Investor; or

                  (6) the persons nominated by a Subscriber Investor as directors of the Subscriber,

                  is or becomes a Disqualified Person, or is reasonably considered by the Company, China Netcom or the Subscriber to be a "disqualified person" within the meaning of the Broadcasting Ordinance, the Company, China Netcom or the Subscriber (as applicable) shall immediately notify the others in writing of such issue (which notice shall set out reasonable details of the reasons why such person is or is reasonably considered to be a "disqualified person"). China Netcom shall assist and facilitate the Company in seeking such consents, approvals and confirmations as may be required from the Broadcasting Authority, the Chief Executive in Council or otherwise in connection with the Broadcasting Ordinance. China Netcom shall promptly provide such information as the Company may reasonably request to enable the Company to deal with such issues (if any) as may arise in connection with the Broadcasting Ordinance and/or the Group's licences issued under the Broadcasting Ordinance.

         (E) Notwithstanding any provision in this Agreement to the contrary:

                  (1) if any person nominated by China Netcom as director of the Company is or becomes a Disqualified Person, and if requested by the Company so to do, China Netcom shall immediately procure his removal from office as a director of the Company;

                  (2) if a Subscriber Investor is or becomes a Disqualified Person, and if requested by the Company so to do, China Netcom shall immediately use all reasonable endeavours to procure that such third party ceases to be so interested; and

                  (3) if a person nominated by a Subscriber Investor as a director of the Subscriber is or becomes a Disqualified Person, China Netcom shall immediately procure that such person ceases to hold such office.

         (F) China Netcom shall provide such information as the Company may from time to time reasonably request to ascertain whether (1) any director (or equivalent) or Principal Officer of any member of the CNC Group or (2) any person nominated by China Netcom as a director of the Company is or may be a "disqualified person" within the meaning of the Broadcasting Ordinance.

7.       The Group's operations in the PRC
         ---------------------------------

7.1      PRC Business Development Committee

         (A) On the Completion Date, a committee, to be called the "PRC Business Development Committee", shall be formed. The terms of reference of the PRC Business Development Committee shall include, as a principal function of such committee, advising on possible opportunities for the expansion of the Group's operations in the PRC ("PRC Operations") (including the potential investment of up to HK$5 billion and the investment fund of US$50-100 million referred to in clause 7.1(B)) and monitoring the use of funds allocated and approved by the Board or relevant committee in relation to opportunities approved by the Board or relevant committee in connection with the expansion of the Group's PRC Operations. The PRC Business Development Committee shall have four members, two of whom shall be members of the Board nominated by China Netcom. Except as determined by the Board from time to time, all decisions of the PRC Business Development Committee shall require the unanimous vote and approval of all members of such committee.

         (B) The Company undertakes that, as soon as practicable after the Completion Date (and in any event within three months of the Completion Date), it will establish a separate investment fund with an initial capital investment by the Company as the founder of the fund of US$100 million, or such lesser amount above US$50 million as the Company may determine (and such investment shall be part of the HK$5 billion referred to in clause 4.1(C)) and seek third party investors to contribute additional capital with a view to increasing the size of the fund to up to US$300 million. The investment objectives of the fund will be value added telecommunications services and operations in the PRC. The investment fund shall have its own investment guidelines and approval procedures (determined by the Board or relevant committee at the time of establishing the fund). Two members of the PRC Business Development Committee (of which only one shall be a member of the Board nominated by China Netcom) will be given responsibility for establishing the investment fund and managing it thereafter in accordance with the applicable investment guidelines and approval procedures, together with such other managers as they shall recommend to the Board or relevant committee for approval.

7.2      Co-Group Managing Director

         (A) If at any time after the Completion Date the Group's PRC Operations constitute a substantial part of the Group's operations, and for as long as such PRC Operations remain a substantial part of the Group's operations, China Netcom shall have the right to nominate a person who is for the time being a director of the Company and has the requisite qualifications and experience, as "Co-Group Managing Director", whose appointment shall be subject to the approval of the Board. In the event that the Board declines to appoint a director of the Company nominated by China Netcom on the grounds that such director does not have the requisite qualifications and experience, China Netcom may nominate another director of the Company as Co-Group Managing Director, whose appointment shall also be subject to the approval of the Board. The Co-Group Managing Director shall be in addition to such other managing director(s) of the Group as may be in office at the time and from time to time.

         (B) For the purpose of clause 7.2(A), the PRC Operations shall be deemed to constitute a substantial part of the Group's Operations if:

                  (1) at any time during the twelve months commencing from the Completion Date, the PRC Business Development Committee (referred to in clause 7.1) resolves that the PRC Operations have become a substantial part of the Group's Operations; or

                  (2) the PRC Business Development Committee does not so resolve within the twelve months commencing from the Completion Date, and if at any time after such period China Netcom determines that the PRC Operations have become a substantial part of the Group's Operations.

7.3      Cessation

         The provisions of clauses 7.1 and 7.2 shall cease to be of any effect upon the earlier of:

         (A) the Subscriber at any time ceasing to hold at least ten per cent. (10%) of the total issued share capital of the Company; and

         (B) China Netcom ceasing to hold, directly or indirectly, at least 75% of the issued share capital of the Subscriber or China Netcom otherwise being in material breach of clause 6.3(B).

8.       Certain Company Undertakings
         ----------------------------

8.1      China Netcom's Obligations to CNC HK

         (A) For so long as the CNC HK Non-Competition Agreement remains in effect, if the Company or any member of the Group proposes to establish, engage or be directly or indirectly interested in carrying on a Proposed Business, the Company shall, before doing so or agreeing to do so, inform China Netcom by notice in writing (a "Notice"), setting out the principal details of the Proposed Business. Upon receipt of such Notice (and any other relevant details which China Netcom may reasonably request), China Netcom and the Company shall discuss the Proposed Business. China Netcom shall, within 15 days of the giving of the Notice ("15 Day Period"), inform the Company in writing of its views as to whether or not the Proposed Business will or is reasonably likely to be considered to constitute a CNC HK Competing Business.

         (B) If, within the 15 Day Period, China Netcom notifies the Company in writing that the Proposed Business will or is reasonably likely to be considered to constitute a CNC HK Competing Business, China Netcom and the Company shall immediately consult in good faith with a view to (1) determining to what extent and in what manner the Proposed Business constitutes or might constitute a CNC HK Competing Business, (2) determining to what extent it would be possible for the Proposed Business to be structured so that it or part of it does not constitute a CNC HK Competing Business, and (3) assisting China Netcom to seek the consent of CNC HK to the extent required under the CNC HK Non-Competition Agreement or to the extent such consent has not already been given in writing. The parties acknowledge that the purpose of this clause is to enable due and careful consideration to be given to the nature and extent of the obligations of China Netcom under the CNC HK Non-Competition Agreement, and to afford China Netcom an opportunity to comply fully with its obligations thereunder.

         (C)      For the purpose of this clause 8.1:

                  (1) "CNC HK Competing Business" means a business that falls within the meaning of paragraphs 3 and 4 of clause 1 of the CNC HK Non-Competition Agreement;

                  (2) "CNC HK Non-Competition Agreement" means the non-competition agreement dated 6 September 2004 made between, amongst others, China Netcom and CNC HK; and

                  (3) "Proposed Business" means a business which the PRC Business Development Committee considers will or may be in direct or indirect competition with the business of CNC HK or any of its Subsidiaries.

         (D) Notwithstanding clause 8.1 (A), the Company and any member of the Group may hold or be interested in securities in another body corporate if such securities are listed on a recognised stock exchange and confer not more than ten per cent. (10%) of the votes which could normally be cast at a general meeting of the body corporate.

         (E)      For the avoidance of doubt, this clause 8.1 shall not:-

                  (1) prevent or delay the Company or any member of the Group from commencing or continuing any negotiations in relation to any business opportunity (whether or not such business opportunity constitutes or may constitute a CNC HK Competing Business); or

                  (2) prevent the Company or any member of the Group from entering into any contract or other arrangement in relation to any business opportunity (whether or not such business opportunity constitutes or may constitute a CNC HK Competing Business), provided that:

                         (a) if China Netcom gives notice in writing within the 15 Day Period that the Proposed Business will or is reasonably likely to be considered to constitute a CNC HK Competing Business, the Company or the relevant member of the Group does not do so within 30 days of the giving by China Netcom of such notice; and

                         (b) if China Netcom gives notice in writing within the 15 Day Period of its view that Proposed Business will not be considered to constitute a CNC HK Competing Business, or if China Netcom does not give a response to the Notice, the Company or the relevant member of the Group does not do so within the 15 Day Period.

8.2      Arrangements with CNC HK Competitor

         (A) If the Company or any member of the Group either (i) intends to pursue or develop a business opportunity, or (ii) is offered an opportunity to participate in a business opportunity, in each case with any entity which is the holder of a licence currently required for the provision of basic fixed-line telecommunications services in the PRC (or a member of a group of which another member is the holder of such a licence) relating to (a) the establishment of a new joint venture (whether equity, co-operative or other profit sharing arrangement in the nature of a joint venture) to exploit a business opportunity within the PRC or (b) the sale by the Group of any business or assets constituting a business in the PRC (in each case, a "Relevant Opportunity"), the Company shall, before doing so or agreeing to do so, inform China Netcom by notice in writing (a "JV Notice") provided that:

                  (1) in the case of the establishment of a new joint venture, this clause 8.2 shall only apply if such joint venture (whether equity, co-operative or other profit sharing arrangement in the nature of a joint venture) (i) relates to basic fixed line telecommunications services as currently provided in the PRC and is considered in good faith by China Netcom (after having considered the details of the Relevant Opportunity submitted to it) to be of a strategic nature to the Group and/or involves an initial capital investment or commitment by the Group in excess of US$100 million; or (ii) relates to any non-regulated services which involves an initial capital investment or commitment by the Group in excess of US$100 million;

                  (2) in the case of a sale by the Group of any business or assets constituting a business in the PRC, this clause 8.2 shall only apply if such business or assets constituting a business is considered in good faith by China Netcom (after having considered the details of the Relevant Opportunity submitted to it) to be of a strategic business or a strategic business opportunity in the PRC;

                  (3) the provisions of clause 8.2 shall be subject to and limited by any pre-emption or other contractually binding obligations of the Company or the relevant member of the Group; and

                  (4) nothing in this clause 8.2 is intended to relate to contracts or arrangements in the ordinary course of business.

         (B) The JV Notice shall outline the principal details of the Relevant Opportunity (whether contemplated by a member of the Group, or offered by the relevant third party) and invite China Netcom to notify the Company in writing within 30 days after the date on which the JV Notice is given (the "Exercise Period") whether (i) it (or a Subsidiary of China Netcom) wishes to be involved in the Relevant Opportunity or, (ii) where the Relevant Opportunity arises as a result of an offer or invitation from a third party of an opportunity to participate in a business opportunity, whether it (or a Subsidiary of China Netcom) wishes and is able to offer a similar business opportunity to the Group.

         (C) If, within the Exercise Period, China Netcom notifies the Company in writing that it (or a Subsidiary of China Netcom) wishes to be involved in the Relevant Opportunity (or, as applicable, wishes and is able to offer a similar business opportunity to the Group), the Company will, or will procure that the relevant member of the Group (as the case may be) will, in good faith on an expeditious basis, enter into discussions and negotiations with China Netcom in relation to the Relevant Opportunity with a view to entering into a joint venture agreement or other binding arrangement, or (in the case of a sale referred to in clause 8.2(A)(2)) a sale and purchase agreement for the sale of the relevant business to China Netcom (or a Subsidiary of China Netcom), as soon as practicable.

         (D)      If:

                  (1) within the Exercise Period China Netcom notifies the Company in writing that neither it nor any of its Subsidiaries wishes to be involved in the Relevant Opportunity (or, as applicable, does not wish and/or is unable to offer a similar business opportunity to the Group), or

                  (2) China Netcom otherwise fails to notify the Company in writing within the Exercise Period as to whether or not it (or a Subsidiary of China Netcom) wishes to be involved in the Relevant Opportunity (or, as applicable, whether or not it (or a Subsidiary of China Netcom) wishes and is able to offer a similar business opportunity to the Group); or

                  (3) China Netcom having served notice pursuant to sub-clause (C), no heads of terms, letter of intent or similar outline of principal commercial terms (in each case whether binding or non-binding) is entered into between any member of the Group and China Netcom (or a Subsidiary of China Netcom) within 30 days from the date on which it served such notice, any member of the Group may enter into a joint venture agreement and/or other binding arrangement (including agreements relating to the sale of the relevant business) with a third party in relation to the Relevant Opportunity provided that such arrangement is on substantially the same terms as those set out in the JV Notice.

8.3      Existing Businesses

         Notwithstanding clause 8.2 and any other provision of this Agreement, the Group may continue to be interested and involved in its existing businesses, and may continue to make such further investments in, and to further develop and expand, its existing businesses, in each case as the Board may consider appropriate from time to time.

8.4      Non-disposal of certain assets

         (A) The Company shall not without the written consent of China Netcom (such consent not to be unreasonably withheld or delayed) sell or dispose of more than ten per cent. (10%) of the Group's voting interest in PCCW-HKT Telephone Limited and 25 per cent. (25%) of the Group's voting interest in PCCW VOD Limited (other than in connection with a bona fide reorganisation, amalgamation or scheme of arrangement relating to the Group).

         (B) The Company shall not, prior to the date falling 60 days after the Completion Date and without the written consent of China Netcom (such consent not to be unreasonably withheld or delayed), sell or dispose of any of its shareholding in Pacific Century Premium Developments Limited (other than in connection with a bona fide reorganisation, amalgamation or scheme of arrangement relating to the Group). Notwithstanding the foregoing, China Netcom shall not withhold or delay its consent if any such proposed sale or disposal has in good faith been determined by the Board to be in the best interests of the Company and the reasons for such determination have been provided to China Netcom in reasonable detail.

         (C) Where the Group is considering any disposal of assets which does not fall under clause 8.4(A) or 8.4(B) but such disposal will require a circular to be issued by the Company to it shareholders under the Listing Rules, the members of the Board nominated by China Netcom shall be consulted in advance.

8.5      Anti-dilution

         General Anti-dilution

         (A) Subject to clause 8.5(G), the Company will not without the prior written consent of China Netcom (such consent not to be unreasonably withheld or delayed) in the period from the date of this Agreement to the Completion Date issue any new Shares, any securities convertible into or exchangeable into Shares or any warrants or other rights to subscribe for Shares ("Relevant Securities").

         (B) Subject to clauses 8.5(G) to 8.5(J), if the Company proposes, following the Completion Date, to issue any Relevant Securities, the Company shall notify China Netcom in writing of such proposal (an "Issue Notice"). The Issue Notice shall specify the number and type of Relevant Securities to be offered by the Company and the material terms of the proposed offer (including the proposed price per security to be paid by the proposed third party purchaser(s)).

         (C) China Netcom shall have the right to purchase any number of the Relevant Securities which are the subject of the Issue Notice up to such number as shall represent the Pro Rata Share (as defined in clause 8.5(K)(2)) of the Relevant Securities, upon the same terms and conditions set forth in the Issue Notice, by giving written notice to the Company of the exercise of this right within ten Business Days of the giving of the Issue Notice. A notice given by China Netcom pursuant to this clause shall be irrevocable. If such notice is not given or deemed not to have been given by China Netcom within such ten Business Days, China Netcom shall be deemed to have elected not to exercise its rights under this clause 8.5(C).

         (D)      [Intentionally left blank]

         (E) The completion of China Netcom's purchase of Relevant Securities pursuant to clause 8.5(C) shall occur either simultaneously with the completion of the offering of Relevant Securities or at such other time and place as shall be mutually agreed by the Company and China Netcom. At such completion, China Netcom shall deliver the aggregate purchase price for the Relevant Securities to be purchased by China Netcom pursuant to clause 8.5(C) against the Company's delivery of certificates representing the Relevant Securities to be issued to China Netcom pursuant to clause 8.5(C).

         (F) Any Shares issued to China Netcom pursuant to clauses 8.5(B) to (E) shall be issued on the same terms as Shares are issued to any proposed third party purchaser, such terms being set out in the Issue Notice.

         Options, convertibles, etc

         (G) The provisions of clauses 8.5(A) to 8.5(F) shall not apply to:

                  (1) the grant of any options, or the issue of any Relevant Securities pursuant to the exercise of share options granted (whether prior to or after the date of this Agreement), pursuant to any share option scheme of the Company in effect from time to time; or

                  (2) the issue of any Relevant Securities pursuant to any share incentive scheme operated by the Group from time to time; or

                  (3) the issue of any Relevant Securities pursuant to the terms of any bonds or other securities issued at any time by any member of the Group which are convertible or exchangeable into Shares, or the issue of any Relevant Securities as a result of the exercise of warrants or other rights to subscribe for Shares.

                  For the avoidance of doubt, the anti-dilution right in clauses 8.5(B) to 8.5(E) will apply in respect of issues of securities that are convertible or exchangeable into Shares and in respect of issues of warrants or other rights to subscribe for Shares at the time of issue of those convertible or exchangeable securities or warrants or other rights to subscribe (as the case may be) save in the case of a Pro-Rata Offering or a Non-Cash Issuance (as defined in clauses 8.5(H)(1) and 8.5(I)(1) respectively).

         Rights issues, open offers, bonus/capitalisation issues etc

         (H) The provisions of clause 8.5(B) to 8.5(F) shall not apply to the issue of any Relevant Securities pursuant to:

                  (1) an offer of Relevant Securities open for a period fixed by the Board to holders of Shares on the register of members on a fixed record date in proportion to their then holdings of Shares (subject to such exclusions or other arrangements as the Board may deem necessary or expedient in relation to fractional entitlements or having regard to any restrictions or obligations under the laws of, or the requirements of any recognised regulatory body or any stock exchange in any territory outside Hong Kong) ("Pro-Rata Offering"); or

                  (2) an issue of Shares credited as fully paid to holders of Shares (including, without limitation, Shares paid up out of distributable profits or reserves and/or share premium account issued in lieu of the whole or any part of a cash dividend and free distributions or bonus issue of Shares).

         Consideration shares, top-up placings and subscriptions etc

         (I) If following the Completion Date, the Company proposes to issue any Relevant Securities ("Relevant New Issue"):

                  (1) for non-cash consideration, credited as fully paid (including, without limitation, an issue of Relevant Securities as consideration for the acquisition of any interest in a company, business or other asset but excluding any issue of Relevant Securities as contemplated in clauses 8.5(G) and 8.5(H)) ("Non-Cash Issuance"); or

                  (2) in connection with a placing and "top-up" subscription of Relevant Securities,

                  clause 8.5(J) shall apply (and for the avoidance of doubt, clauses 8.5(B) to 8.5(F) shall not apply).

         (J) The following provisions shall apply in the event of a Relevant New Issue:

                  (1) If the Company proposes to effect a Relevant New Issue, the Company shall notify China Netcom in writing of such proposal ("Relevant New Issue Notice").

                  (2) The Relevant New Issue Notice shall specify the number and (if relevant) the type of Relevant Securities to be issued or proposed to be issued by the Company and the material terms of the Relevant New Issue (including the proposed price per security ("Relevant Price")).

                  (3) China Netcom shall have the right to purchase or subscribe for such proportion as it may wish of the Relevant Number of new Relevant Securities at the Relevant Price by giving written notice to the Company of the exercise of this right within three Business Days of the giving of the Relevant New Issue Notice. China Netcom and the Company acknowledge that the "Relevant Number" will only be ascertainable after the three Business Day period, and that the actual Relevant Number will be set out in the notice to be given by the Company to China Netcom pursuant to clause 8.5(J)(5). A notice given by China Netcom pursuant to this clause 8.5(J)(3) shall be irrevocable. If such notice has not been given or deemed to have been given by China Netcom within such three Business Days, China Netcom shall be deemed to have elected not to exercise its rights under this clause 8.5(J)(3).

                  (4)    [Intentionally left blank]

                  (5) If China Netcom shall give notice to the Company pursuant to, and in accordance with, clause 8.5(J)(3), the Company shall not later than three Business Days after expiry of the three Business Day period referred to in clause 8.5(J)(3) notify China Netcom in writing of the Relevant Number of new Relevant Securities which it is to purchase and the total consideration due for such securities. The completion of China Netcom's purchase of Relevant Securities pursuant to this clause 8.5(J) shall occur either simultaneously with the completion of the Relevant New Issue or, in the case of a placing and top-up subscription referred to in clause 8.5(I)(2), at the time of completion of the top-up subscription, or at such other time and place as shall be mutually agreed by the Company and China Netcom. At such completion, China Netcom shall deliver the aggregate purchase price for the Relevant Securities to be purchased by China Netcom pursuant to this clause 8.5(J) against the Company's delivery of certificates representing the Relevant Securities to be issued to China Netcom pursuant to this clause 8.5(J).

                  (6) In the case of a Non-cash Issuance, the Relevant Price shall be based on the value of the Relevant Securities or the consideration as stated in the agreements relating to Non-Cash Issuance. If such value or consideration is not stated, the Relevant Price shall be such amount as may be agreed between the Company and China Netcom or, in default of agreement, the average closing price of Shares on the Stock Exchange on the fifteen trading days prior to the date on which binding agreements relating to the Relevant New Issue were executed or, if earlier, the date on which the Relevant New Issue was announced by the Company in accordance with its obligations under the Listing Rules.

                  (7) For the avoidance of doubt, nothing in clause 8.5(J)(1) to (6) shall delay, impede or obstruct the completion of a Relevant New Issue.

         General Provisions

         (K)      For the purposes of this clause 8.5:

                  (1) "Other Anti-Dilution Issues" means the Relevant Securities to be issued as a result of the Relevant New Issue to other shareholders of the Company pursuant to anti-dilution rights substantially similar to those contained in this clause 8.5;

                  (2) "Pro Rata Share" shall mean the following ratio (measured as at the date of the relevant Issue Notice):

                                          A
                                        -----
                                          B

                         where:

                         "A" is the number of Shares in which China Netcom is interested or deemed to be interested for the purposes of Part XV of the SFO, excluding Shares in which China Netcom has become interested other than pursuant to clause 2 or this clause 8.5 and excluding also any interests or deemed interests arising from Relevant Securities other than Shares; and

                         "B" is the total number of Shares then in issue;

                  (3)    "Relevant Number" shall mean:

                         (a) in the case of an issue of Shares, the number of Shares required to be issued to China Netcom such that the Relevant Ratio of China Netcom's interest or deemed interest under
                                Part XV of the SFO (whether notified or not) in the issued Share capital of the Company will not be reduced as a result of the Relevant New Issue and the Other Anti-Dilution Issues; and

                         (b) in the case of an issue of Relevant Securities other than Shares, the number of Relevant Securities which represents the Relevant Ratio of the total number of such Relevant Securities to be issued pursuant to the Relevant New Issue and the Other Anti-Dilution Issues;

                  (4) "Relevant Ratio" shall mean the following ratio (measured as at the date of the relative Relevant New Issue Notice):

                                         X
                                       -----
                                         Y

                         where:

                         "X" is the number of Shares in which China Netcom is interested or deemed to be interested for the purposes of Part XV of the SFO, excluding Shares in which China Netcom has become interested other than pursuant to clause 2 or this clause 8.5 and excluding also any interests or deemed interests arising from Relevant Securities other than Shares; and

                         "Y" is the total number of Shares then in issue (excluding, for the avoidance of doubt, Shares issued under the Relevant New Issue and the Other Anti-Dilution Issues);

                  (5) for the purposes of sub-clauses (2) and (4) above and to avoid doubt, where China Netcom is interested or deemed interested in the Same Shares (as defined below) pursuant to Part XV of the SFO, the number of such Same Shares shall not be aggregated with the number of Shares in which China Netcom is or would already be interested or deemed interested pursuant to Part XV of the SFO. "Same Shares" shall mean Shares in which "associated corporations" (as defined in Part XV of the SFO) (other than the Subscriber) of China Netcom are interested or deemed interested pursuant to Part XV of the SFO.

         (L)      [Intentionally left blank]

         (M) China Netcom shall be entitled to purchase Relevant Securities under this clause 8.5 directly or through the Subscriber, and the provisions of this clause 8.5 shall be construed accordingly.

         (N) China Netcom acknowledges and agrees that its exercise of the rights in this clause 8.5 shall in all cases be subject to all applicable laws and regulations including the Listing Rules and the Takeovers Code (including, where applicable, any requirement to obtain the approval of the shareholders of the Company).

         (O) The provisions of clauses 8.5(B) to 8.5(N) are conditional on the satisfaction of the Condition in clause 3.1(A).

8.6      Replacement of Directors

         China Netcom shall be entitled to nominate persons from time to time to replace any of the appointments made under clause 4.1(B) and the Company shall use its best endeavours to procure such new appointments to be made as soon as practicable. If any of the persons appointed as a member of the Board pursuant to clause 4.1(B)(1) or this clause 8.6, as the case may be, is employed by the Company as an executive or officer, such person shall be appointed as an executive director of the Company.

8.7      Cessation

         (A) The provisions of this clause 8 (except clause 8.5 (Anti-dilution) and this clause 8.7) shall cease to be of any effect on the earlier of:

                  (1) the Subscriber at any time ceasing to hold at least ten per cent. (10%) of the total issued share capital of the Company; and

                  (2) China Netcom ceasing to hold, directly or indirectly, at least 75% of the issued share capital of the Subscriber or China Netcom otherwise being in material breach of clause 6.3(B).

         (B) The provisions of clause 8.5 (Anti-dilution)) shall cease to be of any effect on the earlier of:

                  (1)    the third anniversary of the Completion Date;

                  (2) the Subscriber at any time ceasing to hold at least 15 per cent. (15%) of the total issued share capital of the Company; and

                  (3) China Netcom ceasing to hold, directly or indirectly, at least 75% of the issued share capital of the Subscriber or China Netcom otherwise being in material breach of clause 6.3(B).

9.       Guarantee
         ---------

9.1      Guarantee Obligations

         In consideration of the Company entering into this Agreement at the request of China Netcom (as China Netcom hereby acknowledges), China Netcom shall as primary obligations of it:

         (A) procure that the Subscriber shall duly observe and perform all its obligations owed to the Company under this Agreement or any other agreement entered pursuant or ancillary hereto;

         (B) if and whenever the Subscriber shall be in default in the payment when due of any amount payable to the Company under this Agreement or any other agreement entered into pursuant or ancillary hereto and within two Business Days after being given notice to that effect by the Company, pay to the Company all amounts then so payable by the Subscriber to the Company as though China Netcom instead of the Subscriber was expressed to be the principal debtor; and

         (C) indemnify the Company against all costs and expenses (including legal fees) which the Company may pay or incur in collecting any amount payable by the Subscriber or China Netcom and referred to in clause 9.1(B).

9.2      Indemnity

         Any amount not paid by the Subscriber and not recoverable from China Netcom on the basis of a guarantee (whether because of any legal limitation, disability or incapacity on the part of the Subscriber or any other matter or thing whether known to the Company or not) shall nevertheless be recoverable from China Netcom on the basis of an indemnity.

9.3      Indulgence etc.

         (A) China Netcom acknowledges that its liability under this clause 9 shall not be discharged or affected in any way by time being given to the Subscriber or by any other indulgence or concession being granted to the Subscriber or by any other act, omission, dealing, matter or thing whatsoever (including without limitation any change in the constitution of the Subscriber or China Netcom, any amendment to this Agreement or any such other agreement entered pursuant or ancillary hereto or the liquidation, dissolution, reconstruction or amalgamation of the Subscriber or China Netcom or the illegality or unenforceability of this Agreement or such other agreement) which but for this provision might operate to release China Netcom from its obligations under this clause 9.

         (B) China Netcom agrees that its liability under this clause 9 shall not be discharged or affected in any way by the assignment (if any) by the Subscriber of its rights in this Agreement to the Alternate Subscriber under clause 4.4.

9.4      Continuing Guarantee

         The guarantee contained in this clause 9 is a continuing guarantee and shall remain in full force and effect until all obligations of the Subscriber hereby guaranteed have been discharged in full. It is in addition to and shall not prejudice nor be prejudiced by any other guarantee, indemnity or other security or right against any third party which the Company may have for the due performance of the obligations concerned.

10.      No "acting in concert"
         ----------------------

10.1 Nothing in this Agreement nor any action taken or proposed to be taken by the Subscriber, China Netcom and/or the Company under or in connection with this Agreement is intended to result in the Subscriber and/or China Netcom "acting in concert" (as defined in the Takeovers Code) with the Substantial Shareholders (or vice versa).

10.2 The Company and China Netcom agree that if at any time any Substantial Shareholder, the Subscriber or China Netcom (collectively, "Relevant Shareholders") considers that anything in or in connection with this Agreement, or any of the actions or proposed actions of any of the Relevant Shareholders, mean that the Subscriber and/or China Netcom are or will be "acting in concert" (as defined in the Takeovers Code) with the Substantial Shareholders (or vice versa) ("Concert Party Issue"), it shall notify the other Relevant Shareholders of the Concert Party Issue (including reasonable details of the issue and reasons for its concern), and each of China Netcom, the Subscriber and the Company agrees that:

         (A) it will consult with each other and with the Substantial Shareholders on a timely basis and in good faith to discuss whether the proposed action or actions can be undertaken in a manner or to an extent that will not have such a result; and

         (B) no action will be taken by it until the Concert Party Issue, together with the proposed action(s) (if any), have been resolved to the satisfaction of each of the Relevant Shareholders PROVIDED THAT if the SFC confirms that any of China Netcom or any of the Substantial Shareholders shall not itself or themselves be under an obligation to make a mandatory general offer for the shares in the Company not held by them (or parties acting in concert with them) (regardless of whether any of the other Relevant Shareholders may be under such an obligation), then the relevant Concert Party Issue shall be deemed for the purposes of this provision to have been resolved to the satisfaction of that or those Relevant Shareholders.

11.      Confidentiality
         ---------------

11.1     Confidentiality

         Subject to clauses 11.2, 11.3 and 12, each Party:-

         (A) shall treat as strictly confidential the provisions of this Agreement and the process of their negotiation and all information about the other Parties obtained or received by it as a result of entering into or performing its obligations under this Agreement ("Confidential
                  Information"); and

         (B) shall not, except with the prior written consent of the other Party (which shall not be unreasonably withheld or delayed and the Company shall only require the consent of one of China Netcom of the Subscriber), make use of (save for the purposes of performing its obligations under this Agreement) or disclose to any person any Confidential Information.

11.2     Permitted disclosure or use

         Clause 11.1 shall not apply if and to the extent that the Party using or disclosing Confidential Information can demonstrate that:

         (A) such disclosure is to a Substantial Shareholder or a company controlled by a Substantial Shareholder or under common control with a Substantial Shareholder (a "Related Party)

         (B) such disclosure is required by law or by any supervisory, regulatory or governmental body having jurisdiction over it or a Related Party (including the Stock Exchange, the SFC, the Singapore Stock Exchange and the PRC State Council) and whether or not the requirement has the force of law; or

         (C) such disclosure is to its professional advisers in relation to the negotiation, entry into or performance of this Agreement or any matter arising out of the same; or

         (D) such disclosure is required to facilitate the satisfaction of any of the Conditions; or

         (E) such disclosure is required in order to facilitate any assignment or proposed assignment of the whole or any part of the rights or benefits under this Agreement which is permitted by clause 17.7; or

         (F) in the case of disclosure or use, the Confidential Information concerned was lawfully in its possession (as evidenced by written records) prior to its being obtained or received as described in clause 11.1(A); or

         (G) in the case of disclosure or use, the Confidential Information concerned has come into the public domain other than through its fault or the fault of any person to whom such Confidential Information has been disclosed in accordance with clause 11.1(B).

11.3     Continuance of restrictions

         The restrictions contained in this clause 11 shall continue without limit of time.

12.      Announcements
         -------------

12.1     Restrictions

         Subject to clause 12.2, no Party to this Agreement shall make any announcement or issue any communication concerning the provisions or subject matter of this Agreement or containing any information about the other Parties without the prior written approval of the other (which shall not be unreasonably withheld or delayed and the Company shall only require the consent of one of China Netcom or the Subscriber).

12.2     Permitted announcements

         Clause 12.1 shall not apply:

         (A)      to the Subscription Announcement; and

         (B) if and to the extent that any announcement is required by law or by any supervisory, regulatory or governmental body having jurisdiction over it (including the Stock Exchange and the SFC), and whether or not the requirement has the force of law and provided that any such announcement shall be made only after consultation with the other Parties.

13.      Notices
         -------

         (A) Any notice (which term shall in this clause include any other communication) required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language.

         (B)      Any such notice shall be addressed as provided in sub-clause
                  (C) and may be:

                  (1) personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

                  (2) if within Hong Kong, sent by pre-paid post, in which case it shall be deemed to have been given two Business Days after the date of posting; or

                  (3) if from or to any place outside Hong Kong, sent by pre-paid airmail, in which case it shall be deemed to have been given seven Business Days after the date of posting; or

                  (4) sent by facsimile, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report provided that any notice despatched by facsimile after 5:00 p.m. on any day shall be deemed to have been received at 9:00 a.m. on the next Business Day.

         (C) The addresses and other details of the Parties referred to in sub-clause (B) are, subject to sub-clause (C):

                  If to the Company, to:

                  PCCW Limited

                  39th Floor, PCCW Tower,
                  TaiKoo Place,
                  979 King's Road,
                  Quarry Bay,
                  Hong Kong

                  Facsimile:        +852 2962 5725

                  Attention:        The Company Secretary

                  If to the Subscriber, to:

                  China Netcom Group Corporation (BVI) Limited

                  59/F, Bank of China Tower,
                  1 Garden Road,
                  Hong Kong

                  Facsimile:        +852 3108 3823

                  Attention:        Wang Chuanbao

                  If to China Netcom, to:

                  China Network Communications Group Corporation
                  [GRAPHIC OMITTED]

                  59/F, Bank of China Tower,
                  1 Garden Road,
                  Hong Kong

                  Facsimile:        +852 3108 3823

                  Attention:        Head of Business Development

         (D) Any Party may notify the other Parties of any change to the address or any of the other details specified in sub-clause
                  (C), provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

14.      Waiver of Immunity
         ------------------

14.1     Immunity

         It is acknowledged that the status of China Netcom in the PRC may afford it certain protections and immunities not available to entities wholly independent of any state body in the PRC and China Netcom has therefore agreed to waive such protections and immunities as set out below.

14.2     Waiver

         China Netcom irrevocably and unconditionally agrees with the Company that in respect of any Proceedings brought against China Netcom or its assets by the Company in relation to this Agreement or any other agreement entered into pursuant to or as a result of this Agreement:

         (A) no immunity from those proceedings (including, without limitation, suit, attachment prior to judgement, other attachment, the obtaining of any judgement, execution or other enforcement, or the enforcement and execution of any award rendered by an arbitral tribunal constituted pursuant to this Agreement) will be claimed by or on behalf of itself or with respect to its assets;

         (B) China Netcom shall (and hereby) waives any such right of immunity which it or its assets now has or may subsequently acquire; and

         (C) China Netcom consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with those proceedings, including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of its use or intended use) of any order or judgement which may be made or given in those proceedings or of any award rendered by an arbitral tribunal constituted pursuant to this Agreement.

15.      Law and Arbitration
         -------------------

15.1     Law

         This Agreement shall be governed by and construed in accordance with the laws of England for the time being in force.

15.2     Arbitration

         (A) Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause. The arbitration commission shall be the LCIA.

         (B)      The number of arbitrators shall be three.

         (C)      The seat of the arbitration shall be London.

         (D) The language to be used in the arbitral proceedings shall be English.

         (E) By agreeing to arbitration pursuant to this clause, the Parties waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority, insofar as such waiver may validly be made. In particular, no Party may apply to the court to determine any question of law arising in the course of the arbitration pursuant to section 45 of the Arbitration Act 1996 or otherwise, and no Party may appeal to the court on a question of law arising out of an award made in the arbitration pursuant to section 69 of the Arbitration Act 1996 or otherwise.

         (F) The Parties shall have the right to seek interim injunctive relief from a court of competent jurisdiction, both before and after the arbitrators have been appointed, at any time up until the arbitrators have made the final award.

16.      Contracts (Rights of Third Parties) Act 1999
         --------------------------------------------

16.1 Subject to clause 16.2, no person who is not for the time being a Party to this Agreement shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

16.2 Each of the persons referred to in clauses 5.1(F) and 5.3 shall be entitled to enforce the benefits conferred on him by such clauses, provided that the consent of such persons shall not be required for the variation or termination of this Agreement.

17.      Provisions Relating to this Agreement
         -------------------------------------

17.1     Counterparts

         This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. Any Party may enter into this Agreement by signing any such counterpart.

17.2     Whole agreement

         (A) This Agreement, together with any documents referred to in it, constitutes the whole agreement between the Parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, and undertakings, whether in writing or oral, relating to such subject matter, except to the extent that the same are repeated in this Agreement.

         (B) Each of the Parties acknowledges that it has not been induced to enter into this Agreement by any representation, warranty, promise or assurance by any of the others or any other person save for those contained in this Agreement.

17.3     Variations

         No variation of this Agreement shall be effective unless made in writing and signed by each of the Parties.

17.4     Further assurance

         At any time after the Completion Date every Party hereto shall, at the request of any other Party and at such requesting Party's cost, execute or procure the execution of such documents and do or procure the doing of such acts and things as the requesting Party may reasonably require for the purpose of vesting in the requesting Party or its permitted assignees the full benefit of all its rights in this Agreement.

17.5     Costs

         Each Party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement. Any capital duty or fees payable to the Stock Exchange in relation to the Subscription shall be borne by the Company.

17.6     Time Of The Essence

         Any time, date or period mentioned in this Agreement may be extended by written agreement between the Parties but otherwise and except as expressly provided, as regards any time, date or period originally fixed or any date or period so extended as aforesaid, time shall be of the essence.

17.7     Agreement Binding and Assignment

         This Agreement shall be binding on and enure for the benefit of each Party's respective successors and permitted assigns. No Party shall assign any of its rights under this Agreement (all of which shall be incapable of assignment) or purport to do so without the prior written consent of the other Parties.

17.8     Waiver

         No failure or delay by any Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by any Party of any breach of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

17.9     Invalidity and Severance

         If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.



AS WITNESS the hands of the duly authorised representatives of the Parties on the day and year first before written.


SIGNED by LI TZAR KAI, RICHARD      )       /s/ Li Tzar Kai, Richard
for and on behalf of                )
PCCW LIMITED                        )
in the presence of:                 )




SIGNED by ZHANG CHUNJIANG           )       /s/ Zhang Chunjiang
for and on behalf of                )
CHINA NETCOM GROUP                  )
CORPORATION (BVI) LIMITED           )
in the presence of:                 )




SIGNED by ZHANG CHUNJIANG           )       /s/ Zhang Chunjiang
for and on behalf of                )
CHINA NETWORK COMMUNICATIONS        )
GROUP CORPORATION                   )
in the presence of:                 )

                      SCHEDULE 1: THE COMPANY WARRANTIES


The Company hereby represents and warrants to the Subscriber that:

1. Subscription Announcement: All statements of fact contained in the Subscription Announcement (other than statements relating to the CNC Group or any member of the CNC Group) are true and accurate in all material respects and not misleading in any material respect in the form and context in which they appear, all expressions of opinion, intention or expectation contained therein (which are stated to be held or expressed by the Company) are made on reasonable grounds and are truly and honestly held by the directors of the Company and are fairly based and there are no other facts relating to the Company omitted the omission of which makes any such statement or expression in the Subscription Announcement misleading in any material respect or which are or can reasonably be expected to be material in the context of the Subscription.

2. 2003 Accounts: The consolidated balance sheet of the Group as at 31 December 2003 and the consolidated income statement, the consolidated cash flow statement and the consolidated statement of changes in equity of the Group for the financial year ended on that date (including the notes thereto) as set out in the annual report and accounts of the Group for the year ended on 31 December 2003 (the "2003 Accounts") together gave a true and fair view of the state of affairs of the Group as at 31 December 2003 and of the profits or losses, cash flows and changes in equity of the Group for the financial year ended on that date and were prepared on the basis set out therein.

3. 30 September Accounts: The unaudited consolidated results of the Group for the nine months ended 30 September 2004 published on 2 November 2004 (the "30 September Accounts") were carefully prepared in accordance with accounting policies consistent with those used in preparing the 2003 Accounts and fairly reflect the results of operations for such nine months.

4. Previous Announcements: All statements of fact contained in all announcements and circulars to shareholders made by or on behalf of the Company pursuant to the Listing Rules since 31 December 2003 to the date of this Agreement, except any announcement relating to the financial results of the Group (including without limitation any interim or financial results announcement), ("Previous Announcements") were true and accurate in all material respects as at the respective dates of such Previous Announcements and not misleading in any material respect. All expressions of opinion or intention contained in the Previous Announcements were made on reasonable grounds and were truly and honestly held by the directors of the Company and there were no other facts known to the directors of the Company the omission of which would make any such statement or expression in any of the Previous Announcements misleading in any material respect in the context in which the Previous Announcements were made and as at the respective dates of such Previous Announcements.

5. Conduct of business: Save as disclosed in the Subscription Announcement or any public disclosures made by the Company prior to the date of this Agreement ("Previous Disclosures"), since 30 September 2004, the business of the Group has been carried on in the ordinary and normal course; no contracts or commitments of an unusual or unduly onerous nature have been entered into by any member of the Group; and there has been no material depletion in the net assets of the Group taken as a whole.

6. Licences: The Group has obtained all material licences (including telecommunications and broadcasting licences) necessary to enable it to operate the material parts of its business as at the date of this Agreement, and each of those licences are valid and subsisting and, so far as the Company is aware, there are no facts or circumstances existing by reason of any breach by the licencees why any of such licences will not be renewed on their expiry. So far as the Company is aware, there are no governmental or regulatory investigations or proceedings which have been initiated prior to the date of this Agreement and have been notified in writing to any member of the Group and which are reasonably likely to have a material adverse effect on the business, prospects, assets, financial condition, or results of operations of the Group taken as a whole.

7. No litigation: Save as disclosed in the Previous Disclosures, no member of the Group is a defendant in any litigation, arbitration or governmental proceeding which can reasonably be expected to have or have had during the twelve months preceding the date hereof a material adverse effect on the financial or trading position or prospects of the Group or which is material for disclosure in the context of the Subscription and no such litigation, arbitration or proceeding is threatened or pending; nor, to the best of the knowledge, information and belief of the directors of the Company, are there any circumstances which can reasonably be expected to give rise to any such litigation, arbitration or proceeding.

8. Indebtedness and obligations: No circumstances or events have arisen or occurred or so far as the Company is aware are likely to arise or occur such that any person is (or would, with the giving of notice and/or lapse of time and/or fulfilment of any condition and/or the making of any determination, become) entitled to repayment of any material indebtedness prior to its due date for payment by any member of the Group, or to take any step to enforce any security for any such indebtedness of any member of the Group and no person to whom any indebtedness for borrowed money of any member of the Group which is payable on demand is owed has demanded or threatened to demand repayment of the same; no member of the Group is party to or under any obligation which is material and is of an unusual or unduly onerous nature; neither this Agreement nor the Subscription will constitute or give rise to a breach of or default under any agreement or other arrangement to which the Company or any other member of the Group is party or give rise to any rights of any third party in respect of any assets of the Group.

9. Corporate power and consents: The Company has power under its constitutional documents to permit its entry into this Agreement and the Subscription in the manner set out herein and this Agreement (and its performance) has been duly authorised (such authorisation remaining in full force and effect), executed and delivered by, and constitutes legal, valid and binding obligations of the Company enforceable in accordance with its terms except as such enforceability may be limited under applicable bankruptcy, insolvency, fraudulent transfer, reorganisations or similar laws of general applicability relating to or affecting creditors rights and to general equitable principles; subject to satisfaction of the Conditions, there is no authorisation, consent, approval or notification required for the purposes of or as a consequence of the Subscription either from governmental, regulatory or other public bodies (including, without limitation, the Stock Exchange) or authorities or courts or from the respective shareholders of the Company or from any third party pursuant to any contractual or other arrangement to which the Company or any other member of the Group is party; the Subscription and the compliance by the Company with all of the provisions of this Agreement will not conflict with or result in a material breach or violation of any of the terms or provisions of, or constitute a material default under, any agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject and will not contravene any law or regulation applicable to, or any order of any court or governmental agency with jurisdiction over the Company or any member of the Group, or any of their respective assets or properties.

10. Subscription Shares: Upon completion of this Agreement, the Subscription Shares will be duly and validly authorised and issued and, when fully paid up, will rank pari passu in all respects with the other issued Shares.

11. Stock Exchange and general compliance: The Company is not in material breach of any rules, regulations or requirements of the Stock Exchange, and the Company has complied in all material respects with all other applicable rules, regulations and other requirements material or relevant to the transactions contemplated by this Agreement as are required to be complied with at the date hereof.

12. Incorporation and share capital: The Company has been duly incorporated and is validly existing under the laws of the jurisdiction of its incorporation with full corporate power and authority to conduct its business and the information contained in Recitals (A) and (B) to this Agreement is true and accurate; without limiting the foregoing, except for the Subscription or pursuant to the convertible securities listed below (the "Convertibles") or as specified in the Previous Disclosures, no person has any outstanding warrant, option, pre-emptive right or any other right of any description to require Shares to be allotted or issued by the Company. The Convertibles are: US$54,000,000 5% Mandatory Convertible Notes due 2005 issued by the Company - 28 June 2002, the US$450,000,000 1% Guaranteed Convertible Bonds due 2007 issued by PCCW Capital No.2 Limited and guaranteed by the Company and PCCW-HKT Telephone Limited and the US$1,100,000,000 3.5% Guaranteed Convertible Bonds due 2005 issued by PCCW Capital Limited and guaranteed by the Company - 6 December 2000. The terms and conditions attached to each of the Convertibles at the time of their original issue have not been amended or adjusted in any material manner which would affect the number of Shares to be issued on conversion.

13. Certificate: The information and matters set out in the certificate referred to in clause 4.1(F), when issued, are true and accurate in all material respects.

              SCHEDULE 2: LIMITATIONS ON THE COMPANY'S LIABILITY



1.       Relevant Claims
         ---------------

         In this schedule, "Relevant Claim" means any claim under this Agreement.

2.       Financial Limits
         ----------------

2.1      Aggregate limit

         The aggregate liability of the Company under this Agreement, including the Company Warranties, shall be limited to US$350 million.

2.2      Thresholds

         The Company shall not be liable in respect of a Relevant Claim unless:

         (A) the liability of the Company in respect of that Relevant Claim (and all other Relevant Claims arising out of or related to the same or similar subject matter) exceeds US$5 million;

         (B) the aggregate liability of the Company in respect of all Relevant Claims in respect of the representations and warranties contained in paragraphs 2 (2003 Accounts), 3 (30 September Accounts) and 13 (Certificate) of Schedule 1 exceeds US$20 million, in which case the Company shall be liable for the whole amount and not merely the excess over US$20 million; and

         (C) the aggregate liability of the Company in respect of all Relevant Claims (other than in respect of the representations and warranties contained in paragraphs 2 (2003 Accounts), 3 (30 September Accounts) and 13 (Certificate) of Schedule 1) exceeds US$50 million (when aggregated with all Relevant Claims in respect of the representations and warranties contained in paragraphs 2 (2003 Accounts), 3 (30 September Accounts) and 13 (Certificate) of Schedule 1, if applicable), in which case the Company shall be liable for the whole amount and not merely the excess over US$50 million.

3.       Time limits
         -----------

         The Company shall have no liability in respect of any Relevant Claim in respect of a breach of the Company Warranties unless the Subscriber shall have given notice in writing to the Company of such claim specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof not later than 18 months after the date of this Agreement (or, if later, 2 months after the date on which the audited consolidated financial statements of the Group covering the year ended 31 December, 2005 are published).

4.       No duplication of recovery
         --------------------------

         The Subscriber shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss.

5.       Legislation
         -----------

         The Company will not be liable for any claim to the extent that the claim results from any act, matter, omission, transaction or circumstance which would not have occurred but for any legislation not in force at the date of this agreement, or any change of any law or administrative practice of any governmental agency including any legislation or change which takes place retrospectively.

6.       Insurance
         ---------

         The Company will not be liable for any claim for breach of the Company Warranties unless the Subscriber has first made a claim under any insurance cover held by the Subscriber which may cover such claim and only then after that claim is denied whole or in part by the relevant insurer and if the Subscriber has still incurred some damage or loss will the Company be liable for any claims under the terms of this Agreement for that damage or loss. For the avoidance of doubt, the preceding sentence is not intended to impose any obligation on the Subscriber to take out any insurance cover in addition to that which it holds at the date of this Agreement.

7.       Impact of Tax
         -------------

         In calculating the liability of the Company for a breach of Company Warranty, any tax benefit or reduction received by the Subscriber as a result of the loss or damage arising from that breach shall be taken into account.

8.       Consequential and Indirect Loss
         -------------------------------

         The Subscriber may not claim for any indirect or consequential loss.